Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of August 10, 2012, is entered into by and among STRATA CAPITAL CORPORATION, a Delaware corporation (“Strata”), STRATA ACQUISITION, INC., a Nevada corporation and the wholly-owned subsidiary of Strata (“Merger Sub”), and URBAN SPACES, INC., a Nevada corporation (the “Company”).

RECITALS:

A.     The Parties desire to set forth the terms and conditions pursuant to which Merger Sub shall merge with and into the Company (the “Merger”) following which the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the Surviving Corporation;

B.     The respective boards of directors of the Parties deem it advisable and in the best interests of their respective companies that they consummate the Merger and have approved this Agreement and the other matters contemplated hereby; and

C.     This Agreement, the Merger and the other matters contemplated hereby have been approved by Strata, the sole stockholder of Merger Sub, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and by the Company and Merger Sub in accordance with chapters 78 and 92A of the NRS.

NOW THEREFORE, in consideration of covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree each with the other as follows:

ARTICLE 1. DEFINITIONS

The following terms shall have the following meanings, unless the context indicates otherwise:

“Affiliate” has the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Securities Exchange Act of 1934.

“Agreement” means this Agreement and Plan of Merger, and all the exhibits, schedules and other documents attached to or referred to in this Agreement, and all amendments and supplements, if any, to this Agreement, all of which are incorporated herein and shall be a part hereof.

“Articles of Merger” has the meaning set forth in Section 2.2.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the States of Florida or New York generally are authorized or required by law or other government action to close.

“Closing” means the completion of the transactions contemplated by this Agreement, in accordance with Section 2 hereof, at which time the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement will be exchanged by the Parties.

“Closing Date” means the date on which the Closing shall occur.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Common Stock” means shares of the common stock, without par value, of the Company.

“Company Financial Statements” means the audited financial statements of the Company for the period ended May 31, 2012.

“DGCL” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Benefit Plan” means any “employee benefit plan,” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and any other material employee benefit plan, program or arrangement of any kind.

“Employment Benefit Agreement” means when used with reference to a party, (i) any agreement with any director, executive officer or other key employee of such Party (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving such Party of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such Manager, executive officer or key employee; (ii) any agreement, plan or arrangement under which any person may receive payments from such Party that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) any agreement or plan binding such Party, including, without limitation, any option plan, equity appreciation right plan, restricted equity plan, equity purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, supranational or other government (including the European Union); or (iii) governmental, self-regulatory or quasi-governmental authority of any nature, including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal.

“Intellectual Property” means all intellectual property owned or used in the conduct of the business of any Party, as it is currently conducted, including, but not limited to, (i) all United States and foreign patents (both issued and applied for), (ii) all trademarks, trade names, service marks, copyrights, and all applications for such trademarks, trade names, service marks and copyrights, and all patent rights, and (iii) all trade secrets, schematics, technology, know how, computer software programs or applications and tangible or intangible proprietary information or material, and all Third Party Intellectual Property Rights including, without limitation, issued United States and foreign patents, patent rights and patent applications (excluding packaged commercially available licensed software programs sold to the public) owned by or for which any Party has acquired the rights to use whether by license or otherwise.

“Knowledge”, when used with reference to a Party, means the actual knowledge of any of the executive officers of such Party.

“Legal Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, proceeding, hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirements” means any federal, state, local, municipal, foreign, international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liabilities” mean any debts, obligations, duties or liabilities of any nature (including unknown, undisclosed, unmatured, unaccrued, contingent, or indirect liabilities), whether any such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and whether such debt, obligation, duty or liability is immediately due and payable.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Loss” means any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by the Parties including damages for lost profits or lost business opportunities.

“Material Adverse Effect” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of a Party taken as a whole or to the ability of such Party to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether any of the other Parties hereto has knowledge of such effect or change on the date hereof); provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the business of such Party, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or NASDAQ Stock Market for a period in excess of three hours or any decline of either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date hereof), (4) changes in GAAP, (5) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, and (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

“Material Contract” means any contract, series of contracts or a commitment requiring payments or other consideration by or from a party in excess of Five Thousand Dollars ($5,000) during the term of the contract.

“Merger Sub” has the meaning set forth in the first paragraph of this Agreement.

“Merger Sub Common Stock” means the common stock, without par value, of Merger Sub.

“NRS” means the Nevada Revised Statutes.

“Order” shall mean any writ, decree, permanent injunction, order or similar action used in a legal proceeding.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Permits” shall mean all permits, licenses, registrations, certificates, Orders or approvals received from any Governmental Body (including, without limitation, those issued or required under applicable export laws or regulations).

“Person” means any natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Private Placement” has the meaning set forth in Section 5.3.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Strata” has the meaning set forth in the first paragraph of this Agreement.

“Strata Common Stock” means the common stock, par value $0.000001 per share, of Strata.

“Strata Financial Statements” has the meaning set forth in Section 4.6.

“Strata Preferred Stock” means the Series A Preferred stock, par value $0.000001 per share, of Strata.

“Subsequent Events” when used with respect to a Party shall mean any one or more of the following:

(a)     Its sale, lease, transfer, or assignment any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b)     its entering into any agreement, contract, lease, or license outside the Ordinary Course of Business;

(c)     the acceleration, termination, modification or cancellation of any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which it is a party or by which it is bound;

(d)     the imposition of or its permitting to exist any Lien upon any of its assets, tangible or intangible, other than purchase money Liens on acquired assets granted in connection with their acquisition;

(e)     its making of any capital expenditure outside the Ordinary Course of Business;

(f)     its making of any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person outside the Ordinary Course of Business;

(g)     its issuance of any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(h)     the delay or postponement of the payment of its accounts payable and other Liabilities outside the Ordinary Course of Business;

(i)     its cancellation, compromise, waiver, or release of any right or claim outside the Ordinary Course of Business;

(j)     its transfer, assignment, or grant of any license or sublicense of any rights under or with respect to any Intellectual Property;

(k)     a change in its certificate or articles of incorporation or by-laws;

(l)     its issuance, sale or other disposition of any of its capital stock, or the grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(m)     its declaration, setting aside, or payment of paid any dividend or its making of any distribution with respect to its capital stock (whether in cash or in kind) or its redemption, purchase, or other acquisition of any of its capital stock;

(n)     its experiencing any damage, destruction, or loss (whether or not covered by insurance) to its property;

(o)     its making of any loan to, or entering into any other transaction with, any of its directors, officers, and employees;

(p)     its entering into any employment contract or collective bargaining agreement, written or oral, or modification of the terms of any existing such contract or agreement

(q)     its grant of any increase in the compensation of any of its directors, officers, and employees;

(r)     its adoption, amendment, modification, or termination of any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or the taking of any such action with respect to any other Employee Benefit Plan);

(s)     its making any other change in employment terms for any of its directors, officers, and employees;

(t)     its making of any charitable or other capital contribution;

(u)     its payment of any amount to any third party with respect to any Liability (including any costs and expenses it has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) that would not be assumed by the Surviving Corporation if in existence as of the Closing;

(v)     any other material occurrence, event, incident, action, failure to act, or transaction outside its Ordinary Course of Business;

(w)     its discharge of a material Liability or Lien outside the Ordinary Course of Business;

(x)     its making of loans or advances of money;

(y)     its disclosure of confidential information in contravention of Section 9.5; and

(z)     its committing to any of the foregoing.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Intellectual Property Rights” means all material written licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any of them is authorized to use any third party patents, patent rights, trademarks, service marks, trade secrets or copyrights, including software which is used in the Company’s business or which form a part of any existing product or service of the Company, excluding commercially available licensed software programs sold to the public.

“UPLLC” has the meaning set forth in Section 3.1.

ARTICLE 2. THE MERGER

2.1      Merger. Upon and subject to the terms and conditions of this Agreement, Merger Sub shall merge with and into the Company at the Effective Time in accordance with the provisions of chapter 92A of the NRS. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). The Merger shall have the effects set forth in Section 250 of chapter 92A of the NRS. The Company acknowledges that one of such effects is that it shall succeed to the obligations of Merger Sub under the Acknowledgment and Consent of Issuer specified in Section 5.2(h).

2.2      Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic delivery of signed documents, on or before July 31, 2012, unless otherwise mutually agreed upon by Strata and the Company (the “Closing Date”). As quickly as practicable after the Closing, articles of merger shall be prepared, signed and filed in accordance with section 200 of chapter 92A of the NRS (the (“Articles of Merger”) and the Parties shall make all such other filings or recordings as may be required to effectuate the Merger. The Merger shall become effective at the time of the filing the Articles of Merger (the “Effective Time”).

2.3     Corporate Structure of the Surviving Corporation. At the Effective Time, (i) the articles of incorporation of Merger Sub immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation, (ii) the bylaws of Merger Sub immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation and (iii) the directors and officers of the Surviving Corporation shall continue as such.

2.4      Consideration; Conversion of Company Common Stock and Merger Sub Common Stock.

(a)     At the Effective Time and without any further action on the part of Strata, Merger Sub, the Surviving Corporation or any other Person, (i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive 10,000,000 newly issued shares of Strata Common Stock, such that a total of 2,000,000,000 shares of Strata Common Stock shall be issued to the holders of Company Common Stock by virtue of the Merger (subject to adjustments made pursuant to Section 2.6 hereof) and (ii) the 75,000 shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive 200 shares of Company Common Stock by virtue of the Merger. No terms or provisions of any of the securities of Strata shall be affected by the Merger.

(b)     Within twenty (20) days after the Closing Date, Strata shall deliver to each of the former holders of Company Common Stock a certificate representing the number of shares of Strata Common Stock into which his shares of Company Common Stock were converted by virtue of the Merger. At the Closing, the Company shall deliver a list of the holders of Company Common Stock on the Closing Date.

(c)     If any of the stock certificates to be delivered pursuant to Subsection (b) of this Section 2.4 is to be issued in the name of a person other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance thereof that (i) the request therefor shall be in writing and properly documented (e.g., assigned, endorsed or accompanied by an appropriate transfer power, with the signature thereon guaranteed by a so-called “Medallion Guarantee,” (ii) such transfer shall otherwise be proper and in accordance with all applicable federal and state laws, rules and regulations, and (iii) the Person requesting such transfer shall pay to Strata or its transfer agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of Strata that such taxes have been paid or are not required to be paid.

(d)     In the event that shares of Strata Common Stock issued to any Person pursuant to Subsections (b) and (c) of this Section 2.4 are not claimed by the holders thereof and are thereafter delivered to a public official pursuant to applicable abandoned property, escheat or similar law, Strata, the Surviving Corporation and their Affiliates, subsidiaries, directors, managers, officers, agents or employees shall not be liable to any former stockholder of the Company or any Person in whose name the shares of Strata Common Stock to which such former stockholder was otherwise entitled by virtue of the Merger were issued at his request.

(e)     In the event that any certificate representing Company Common Stock shall have been lost, stolen or destroyed, the Board of Directors of Strata may, in its sole discretion and as a condition precedent to the issuance of a certificate representing the shares of Strata Common Stock into which the shares represented by such lost, stolen or destroyed certificate were converted by virtue of the Merger, require the holder of such lost, stolen or destroyed certificate to submit to Strata an affidavit stating that such certificate was lost, stolen or destroyed and to provide Strata a bond of indemnity satisfactory to Strata against any claim that may be made against Strata with respect to such certificate.

(f)     At the Effective Time, each of the former stockholders of the Company shall cease to have any rights as such and shall not have any rights as a stockholder or otherwise with respect to the Surviving Corporation, except for the right to receive the shares of Strata to be received by him by virtue of the Merger, and the transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares shall be made on such transfer books after the Effective Time.

(g)     Until a former holder of shares of Company Common Stock shall have delivered the certificate representing such shares to Strata or its transfer agent for exchange and cancellation as provided in this Article 2 (or complied with Subsection (d) of this Section 2.4 if such certificate be lost, stolen or destroyed), a certificate representing the shares of Strata Common Stock to which he is entitled by virtue of the Merger shall not be issued him.

2.5     Actions at the Closing.

(a)     The Company shall deliver the following to Strata and Merger Sub at the Closing the various certificates, instruments and documents specified in Article 5 to be delivered to them by the Company.

(b)     Strata and Merger Sub shall deliver to the Company at the Closing, the various certificates, instruments and documents specified in Article 5 to be delivered to the Company by them.

2.6     Fractional Shares.

No fractional shares of Strata Common Stock shall be issued in connection with the Merger. In lieu of issuance of any such fractional shares that would otherwise be issuable, such fractional shares shall be rounded up to the nearest whole number.

2.7     Legend. The shares of Strata Common Stock to be issued pursuant to this Article 2 shall not have been registered and are “restricted securities,” as that term is defined in Rule 144 promulgated under the Securities Act. Accordingly, such shares may be disposed of without registration under the Securities Act and any applicable state securities laws only in certain limited circumstances. Each certificate evidencing such shares shall bear the following legend, in addition to any other legends required by law:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, WHICH COUNSEL AND THE SUBSTANCE OF WHICH OPINION SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

2.8     Tax and Accounting Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code, and the Parties shall report the transactions contemplated herein consistent with such intent and shall take no position inconsistent therewith. The Parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

2.9     Exchange of Certificates of Merger Sub Common Stock. The Company shall issue and deliver to Strata a certificate representing the number of shares of Company Common Stock to which Strata is entitled by virtue of the conversion of shares of Merger Sub Common Stock into shares of Company Common Stock in the Merger upon the surrender to the Company of certificates representing all of the shares of the common stock of Merger Sub outstanding at the Effective Time.

2.10      Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further lawful and necessary action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company; and the officers, managers and directors of the Company and the Surviving Corporation are fully authorized in their respective names and in the name of Merger Sub to take action.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Strata and Merger Sub that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3, except when a statement made in this Article 3 is made with reference to a specific date:

3.1     Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has all necessary corporate power and authority: (i) to conduct its business in the manner in which it is currently being conducted and as proposed to be conducted; (ii) to own and use its assets in the manner in which they are currently owned and used; and (iii) to perform its obligations under this Agreement. The Company is not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction. The Company has no subsidiaries and does not own any controlling interest in any Person, except for 99.9% of the membership interest in Urban Properties LLC, a limited liability formed under the laws of the State of Delaware (“UPLLC”). The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Person. No dissolution or liquidation of the Company is pending and neither the Company nor its stockholders has approved such dissolution or liquidation.

3.2     Organizational Instruments; Records. The Company has delivered to Strata accurate and complete (through the date hereof) copies of: (A)(i) the Company’s Articles of incorporation, as presently in effect, (ii) the Company’s By-laws, as presently in effect, (iii) a complete and accurate current list of the stockholders of the Company, their respective addresses and the number of shares of Company Common Stock respectively held by them; and (iv) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Board of Directors and stockholders of the Company and any committees established by said Board of Directors (the items described in the clauses (i) though (iv), inclusive, of this Section 3.2(A) being collectively referred to herein as the “Company Documents”) and (B) UPLLC’s the Company’s Certificate of Formation, as presently in effect, (ii) UPLLC’s Operating Agreement, as presently in effect, (iii) a complete and accurate current list of the members of UPLLC, their respective addresses and the interest in UPLLC respectively held by them; and (iv) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the members and managers of UPLLC (the items described in the clauses (i) though (iv), inclusive, of this Section 3.2(B) being collectively referred to herein as the “UPLLC Documents”). There have been no material corporate actions taken by said Board of Directors, said stockholders or any such committee of the Company that are not fully reflected in the Company Documents and there have been no material actions taken by said members or managers of UPLLC that are not fully reflected in the UPLLC Documents. At no time has there been any violation of the Company Documents or the UPLLC Documents, and at no time has the Company or UPLLC taken any action that is inconsistent in any material respect with the Company Documents and the UPLLC Documents, respectively. The books of account, stockholder records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

3.3     Capitalization.

(a) The authorized capital stock of the Company consists of 200 shares of Company Common Stock, all of which are issued and outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable, and all have been issued in compliance with all applicable federal and state securities laws. Such shares are, to the Company’s Knowledge, free and clear of any liens, pledges, encumbrances, charges, agreements adversely effecting title thereto or claims or restrictions (other than those imposed by applicable federal and state securities laws or created by virtue of this Agreement or by Strata) and are not subject to pre-emptive rights or rights of first refusal created by statute or its articles of incorporation or any agreement to which it is a party or by which it is bound. To the Company’s Knowledge, such shares are not subject to any stockholders’ agreement or similar instrument. The capital of UPLLC is $1,000.00, $999.00 of which has been contributed by the Company.

(b) There are no: (i) outstanding subscriptions, options, calls, warrants, rights or agreements (whether or not currently exercisable) to acquire any securities of or interests in the Company or UPLLC; (ii) outstanding notes, instruments or obligations that are or may become convertible into or exchangeable for any securities of or interests in the Company or UPLLC; (iii) Material Contracts (other than this Agreement) under which the Company or UPLLC is or may become obligated to sell, transfer, exchange or issue any securities of or interests in the Company or UPLLC; (iv) agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act, or any shares of Company Common Stock; or (v) conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any securities of or interests in the Company or UPLLC.

3.4     Authorization of Transaction. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and any agreements to be executed and delivered by it pursuant to this Agreement, the execution, delivery and performance by the Company of all of which have been duly authorized by all requisite action on the part of its Board of Directors. Each of the aforesaid Agreements is enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.5      Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company or UPLLC is subject or any provision of the organizational instruments of the Company, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company or UPLLC is a party or by which it is bound or to which any of their respective assets is subject (or result in the imposition of any Lien thereon). Neither the Company nor UPLLC not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order for the Parties to consummate the transactions contemplated by this Agreement, except for the filing of the Articles of Merger, which if not obtained or made, could not be reasonably expected to have a Material Adverse Effect on the Company and could not be reasonably expected to prevent or materially alter or delay any of the transactions contemplated by this Agreement.

3.6     Financial Statements. Strata acknowledges receipt of the Company Financial Statements. The Company Financial Statements have been prepared in accordance with GAAP, except as may be otherwise specified therein or in the notes thereto and except that the financial statements forming said unaudited portion may not contain all of the footnotes required by GAAP; and the Company Financial Statements fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of the financial statements forming said unaudited portion, to normal year-end audit adjustments.

3.7     Absence of Certain Changes. Since the date of inception, (i) the Company and UPLLC have conducted their respective businesses in the Ordinary Course of Business, (ii) no Subsequent Event or Subsequent Events involving $5,000.00 in the aggregate have occurred with respect to the Company or UPLLC and (iii) there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in any Material Adverse Effect with respect to the Company or UPLLC.

3.8      Undisclosed Liabilities. Neither the Company nor UPLLC has any Liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) Liabilities accrued, reflected, or reserved against in the Company Financial Statements, (b) Liabilities which have arisen since May 31, 2012, in the Ordinary Course of Business, (c) contractual or statutory Liabilities incurred in the Ordinary Course of Business, none of which are material in nature or exceeds $5,000.00 in the aggregate (d) Liabilities incurred in connection with the negotiation of this Agreement and the transactions contemplated thereby and (e) other Liabilities which would not have a Material Adverse Effect on the Company.

3.9     Tax Matters. All Tax Returns required to be filed by or on behalf of the Company or UPLLC with any Governmental Body before the date hereof (the “Tax Returns”): (i) have been or will be filed on or before the applicable due date (including any extensions of such due date); (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements; and (iii) have been provided or made available to Strata. All Taxes owed by the Company and UPLLC have been withheld and paid when due, whether or not such amounts are shown on any Tax Returns. The Company Financial Statements fully accrue all actual and contingent Liabilities for unpaid Taxes with respect to all periods through the date thereof and the Company and UPLLC have made adequate provision for unpaid Taxes after that date in their respective books and records. No Tax Return is currently under examination or audit by any Governmental Body. No claim or Legal Proceeding is pending or has been threatened against or with respect to the Company or UPLLC in respect of any Tax. There are no unsatisfied Liabilities for Taxes, including Liabilities for interest, additions to tax and penalties thereon and related expenses, with respect to which any notice of deficiency or similar document has been received by the Company or UPLLC (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company or UPLLC and with respect to which adequate reserves for payment have been established). There are no Liens for Taxes upon any of the assets of the Company or UPLLC except Liens for current Taxes not yet due and payable. Neither the Company nor UPLLC is currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens on any of the assets of the Company or UPLLC that arose in connection with any failure (or alleged failure) to pay any Tax. The Company and UPLLC have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all forms and statements required with respect thereto have been properly completed and timely filed.

3.11     Assets; Equipment and Real Property. Except for property reflected in the Company Financial Statements or heretofore disclosed to STRP, the Company and UPLLC have has no material assets, whether real property or leases of or other interests in real property, leases or personal property or lease thereof, or other property.

3.12      Intellectual Property. Neither the Company nor UPLLC has any interest in any material Intellectual Property (“Intellectual Property Rights”). No further Intellectual Property is necessary for the conduct of their respective businesses as conducted and as currently proposed to be conducted by the Company or UPLLC. There are no outstanding options, licenses or agreements of any kind relating Intellectual Property and Intellectual Property Rights, nor is the Company or UPLLC bound by or a party to any options, licenses or agreements of any kind with respect to any of Intellectual Property, Intellectual Property Rights and the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other Person other than such licenses or agreements arising from the purchase of “off the shelf” or standard products. The Company and UPLLC have not received any communications alleging that either of them has violated or, by conducting its business as conducted and as currently proposed to be conducted by either of them, violates any Third Party Intellectual Property Rights and to the Company’s Knowledge, the business of the Company and UPLLC as conducted and as currently proposed to be conducted by the Company and UPLLC will not cause either of them to infringe or violate any Third Party Intellectual Property Rights. There is no defect in the title to any of the Intellectual Property or, to the extent that the Company or UPLLC has title to Intellectual Property Rights to any Intellectual Property Rights. To the Company’s Knowledge, no Person obligated under any contract (including any license, covenant or commitment of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with the performance of such Person’s obligations to the Company or UPLLC, the use of such person’s best efforts to promote the interests of their respective businesses as conducted or as currently proposed to be conducted by each of them. No prior employer of any current or former employee of the Company has any right, title or interest in Intellectual Property and to the Company’s Knowledge, no Person has any right, title or interest in any Intellectual Property of the Company or UPLLC. It is not and will not be with respect to the business of the Company or UPLLC as currently proposed to be conducted necessary for the Company or UPLLC to use any inventions of any of their respective employees made prior to their employment by the Company or UPLLC.

3.12      Contracts. Except as set forth in Exhibit 3.12, neither the Company nor UPLLC is a party to any Material Contract, whether written or oral, that has not been disclosed to Strata. The Company has delivered to Strata accurate and complete copies of all written Material Contracts of the Company and UPLLC. Each such Material Contract is valid, binding and enforceable by the Company or UPLLC in accordance with its terms subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the Company nor UPLLC has violated or breached, or committed any default under, any Material Contract, and, to the Company’s Knowledge, no other Person has violated or breached, or committed any default under, any Material Contract, each Material Contract is in full force and effect and neither the Company nor UPLLC has agreed to terminate any Material Contract. There are no Consents required under any Material Contract to consummate the transactions contemplated by the Transaction Documents.

3.13     Finder’s Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by the Transaction Documents based upon any arrangements or agreements made by or on behalf of the Company.

3.14      Insurance. Neither the Company nor UPLLC is a party to or an insured under any policy of insurance.

3.15      Litigation.

(a)     There is no pending Legal Proceeding, and to the Company’s Knowledge, no Person has threatened to commence any Legal Proceeding, that (i) involves or affects the Company or UPLLC or any of the assets owned or used by either of them, or (ii) that challenges the Merger or any of the other transactions contemplated by the Transaction Documents. There is no Order in which the Company or UPLLC is named or to which any of the assets of the Company or UPLLC is subject.

(b)     The Company and UPLLC and their respective assets are not affected by any judgment or decree and there are no material agreements or other documents or instruments settling any Legal Proceeding or any oral agreements with respect thereto.

3.16     Legal Compliance; Restrictions on Business Activities. The Company and UPLLC are, and each of them has at all times been, in compliance with all applicable Legal Requirements, except to the extent that failure to comply would not be likely to have a Material Adverse Effect on either of them. Neither the Company nor UPLLC has ever received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. The Company and UPLLC have obtained all material Permits, certificates and licenses required by any Legal Requirement for the conduct of its business and the ownership of its assets. Neither the Company nor UPLLC is in violation of any such Permit, certificate or license, and no Legal Proceedings are pending or, to the Knowledge of the Company, threatened to revoke or limit any such Permit, certificate or license.

3.17      Employees.

(a)     To the Company’s Knowledge, no employee of the Company nor UPLLC has any plans to terminate employment with either of them within six months of the date hereof. Neither the Company nor UPLLC is a party to or bound by any collective bargaining agreement, nor has it experienced any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no Knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or UPLLC. The Company and UPLLC are in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, or health, fair employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice except, in each case, where such practice or failure to comply would not reasonably be expected to have a Material Adverse Effect. There are no pending claims against the Company or UPLLC under any workers compensation plan or policy or for long term disability. There are no proceedings pending or, to the Company’s Knowledge, threatened, between the Company or UPLLC, on the one hand, and the employees of the Company or UPLLC, on the other hand, which proceedings have or would reasonably be expected to have a Material Adverse Effect on the Company or UPLLC.

(b)     No employee has been terminated by the Company or UPLLC during the previous 90 days. Neither the Company nor UPLLC has any liability to any former employee by reason of his termination or otherwise, whether or not such termination occurred within said 90-day period.

3.18      Employee Benefits.

(a)     Neither the Company nor UPLLC maintains or contributes to, and has ever maintained or contributed to, any Employee Benefit Plan and does not have, and has never had, any ERISA Affiliate.

(b)     Neither the Company nor UPLLC is a party to any Employment Benefit Plan.

3.19      Permits. The Company and UPLLC hold all Permits that are required for them to conduct their respective businesses as presently conducted, except for those the absence of which would not have a Material Adverse Effect on the Company or UPLLC, as the case may be.

3.20      Related Party Transactions. Except as disclosed to STRP, the Material Contracts of the Company and UPLLC do not include any agreement with or any other commitment to (a) any officer or director of the Company or manager or member of UPLLC; (b) any individual related by blood or marriage to any such officer, director, manager or member; (c) any Person in which the Company or UPLLC, or any such officer, director , manager, member or related person has an equity or participating interest or (d) any other Affiliate of the Company.

3.21      Officer and Director Information. During the past five (5) years, neither the Company, nor to its Knowledge any of its officers, nor any person intended upon consummation of the Merger to be appointed by the Company to become an officer or director of the Surviving Corporation or Strata, has been the subject of any of the events described in subsections (f)(1) to and including (f)(6) of Item 401 of Regulation S-K, promulgated by the SEC under the Securities Act.

3.22      Disclosure. The Company has not made any representation, warranty or statement in this Agreement that contains any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made herein and therein, in the light of the circumstances under which they were made, not misleading.

3.23      Investment. The Company understands that the shares of Strata Common Stock to be issued in the Merger will not have been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering. To the Company’s Knowledge, each of the holders of Company Common Stock (i) is acquiring the shares of Strata Common Stock to be issued as a result of the Merger solely for his own account for investment purposes, and not with a view to the distribution thereof , (ii) is a sophisticated investor with knowledge and experience in business and financial matters, (iii) has received certain information concerning Strata and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the shares of Strata Common Stock, (iv) is able to bear the economic risk and lack of liquidity inherent in holding the shares of Strata Common Stock, and (v) is an Accredited Investor as that term is defined in Regulation D promulgated by the SEC under the Securities Act.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES
 OF STRATA AND MERGER SUB

Strata and Merger Sub hereby represent and warrant to the Company that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4, except when a statement made in this Article is made with reference to a specific date:

4.1     Organization, Qualification and Corporate Power.Each of Strata and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Nevada, respectively. Each of Strata and Merger Sub has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and, in the case of Strata, proposed to be conducted after the Merger, (ii) to own and use its assets in the manner in which its assets are currently owned and used and, in the case of Strata, as proposed to be owned and used after the Merger, and (iii) to perform its obligations under all Strata Contracts. Neither Strata nor Merger Sub is and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any other jurisdiction. Merger Sub has, and except for Merger Sub, Strata has no subsidiaries, does not own any controlling interest in any Person and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Person. Neither Strata nor Merger Sub has agreed and is not obligated to make any future investment in or capital contribution to any Person.

4.2     Organizational Instruments and Bylaws. Strata and Merger Sub have delivered to the Company accurate and complete copies of their respective certificates or articles of incorporation and by-laws, in each case as amended to the date hereof (collectively, the “Strata Documents”). There has not been any violation of any of the Strata Documents, and at no time has Strata taken any action that is inconsistent in any material respect with the Strata Documents. The books of account, stock records, minute books and other records of Strata are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with Legal Requirements and prudent business practices.

4.3      Capitalization.

(a)     The authorized capital stock of Strata consists of: (i) 5,000,000,000 shares of Strata Common Stock, par value $0.000001 per share, of which 66,483 shares are issued outstanding; and (ii) 10,000,000 shares of preferred stock, par value $0.000001 per share, issuable in series, of which 10,000,000 shares of Strata Preferred Stock are issued and outstanding. The authorized capital stock of Merger Sub consists of 75,000 shares of Merger Sub Common Stock, all of which are issued and outstanding. All of the outstanding shares of Strata capital stock and Merger Sub capital stock have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to pre-emptive rights or rights of first refusal created by statute or its certificate or articles of incorporation or any agreement to which it is a party or by which it is bound. All of the outstanding shares of Strata capital stock and Merger Sub capital stock have been issued in compliance with the Strata Documents and all applicable federal and state securities laws and other applicable Legal Requirements. All of the outstanding shares of Merger Sub Common Stock and are owned beneficially and of record by Strata. The sole holder of the Strata Preferred Stock is Charette Corporation.

(b)     Except as contemplated by this Agreement, there are no, (i) outstanding subscriptions, options, calls, warrants, rights or agreements (whether or not currently exercisable) to acquire from Strata or Merger Sub any shares of capital stock or other securities of Strata; (ii) outstanding securities, notes, instruments or obligations that are or may become convertible into or exchangeable for any shares of capital stock or other securities of Strata; (iii) outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the capital stock of Strata; (iv) contracts (other than this Agreement) under which the Strata is or may become obligated to sell, transfer, exchange or issue any shares of capital stock or any other securities; (v) agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act, of any shares of capital stock of Strata; or (vi) conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Strata.

4.4     Authorization of Transaction. Each of Strata and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and the other agreements contemplated hereby, and the execution, delivery and performance by Strata and Merger Sub of this Agreement and such other agreements have been duly authorized by all requisite corporate action on the part of Strata and Merger Sub and their respective board of directors and, in the case of Merger Sub, its sole stockholder, Strata. For each of Strata and Merger Sub, this Agreement is and such other agreements are or when executed and delivered will be the legal, its valid and binding obligation, enforceable against it in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.5     Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Strata or Merger Sub is subject, or any provision of their respective certificates of incorporation, or by-laws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Strata or Merger Sub is a party or by which either of them is bound or to which any of their respective assets are subject, except in the case of each of clauses (i) and (ii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither Strata nor Merger Sub is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order for the Parties to consummate the transactions contemplated by this Agreement, other than (i) in the case of Merger Sub, the filing of the Articles of Merger, (ii) in the case of Strata (A) any filings required by state securities laws and (B) the filing by Strata, if required, of a Notice of a Sale of Securities on Form D with the SEC under Regulation D of the Securities Act or (iii) in the case of Strata and Merger Sub, filings that have been made or obtained prior to or contemporaneously with the date of this Agreement.

4.6      Strata Financial Statements. The Company acknowledges its receipt of a copy of the audited financial statements of Strata for the years ended December 31, 2009, and December 31, 2008 (the “Strata Financial Statements”). The Strata Financial Statements were prepared in accordance with GAAP, except as may be otherwise specified therein or in the notes thereto; and the Strata Financial Statements fairly present in all material respects the financial position of Strata as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of the financial statements forming said unaudited portion, to normal year-end audit adjustments.

4.7     Absence of Certain Changes. Since December 31, 2009, (i) Strata has conducted its business in the Ordinary Course of Business, (ii) no Subsequent Event or Subsequent Events involving $5,000.00 in the aggregate have occurred with respect to Strata or Merger Sub and (iii) there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in any Material Adverse Effect with respect to Strata or Merger Sub.

4.8     Undisclosed Liabilities. Neither Strata nor Merger Sub has any Liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) Liabilities accrued, reflected, reserved against in the Strata Financial Statements, (Liabilities which have arisen since the date of the Strata Financial Statements in the Ordinary Course of Business or the negotiation of this Agreement, (c) contractual or statutory Liabilities incurred in the Ordinary Course of Business, none of which are material in nature, or the negotiation of this Agreement, (d) Liabilities which would not have a Material Adverse Effect on Strata or Merger Sub and (e) Liabilities that are described in Exhibit 4.8.

4.9     Tax Matters. All Tax Returns required to be filed by or on behalf of Strata with any Governmental Body before the date hereof (the “Strata Returns”): (i) have been or will be filed on or before the applicable due date (including any extensions of such due date); (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements; and (iii) have been provided or made available to the Company. All Taxes owed by Strata have been withheld and paid when due, whether or not such amounts are shown on any Strata Returns. The Strata Financial Statements and Exhibit 4.8 together fully accrue and/or reflect all actual and contingent Liabilities for unpaid Taxes with respect to all periods through the date thereof and Strata has made adequate provision for unpaid Taxes after that date in its books and records. No Strata Return is currently under examination or audit by any Governmental Body. No claim or Legal Proceeding is pending or has been threatened against or with respect to Strata in respect of any Tax. There are no unsatisfied Liabilities for Taxes, including Liabilities for interest, additions to tax and penalties thereon and related expenses, with respect to which any notice of deficiency or similar document has been received by Strata (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Strata and with respect to which adequate reserves for payment have been established). There are no Liens for Taxes upon any of the assets of Strata except Liens for current Taxes not yet due and payable. Strata is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens on any of the assets of Strata that arose in connection with any failure (or alleged failure) to pay any Tax. Strata has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all forms and statements required with respect thereto have been properly completed and timely filed.

4.10      Intellectual Property. Strata does not currently own or have rights to any Intellectual Property.

4.11      Finder’s Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated hereby based upon any arrangements or agreements made by or on behalf of Strata or Merger Sub.

4.12      Litigation.

(a)     There is no pending Legal Proceeding, and to Strata’s Knowledge, no Person has threatened to commence any Legal Proceeding, that (i) involves or affects Strata or Merger Sub or any of the assets owned or used by either of them, or (ii) that challenges the Merger or any of the other transactions contemplated by the Transaction Documents. No Legal Proceeding has ever been commenced that involves or affects Strata or Merger Sub or the assets owned by either of them.

(b)     There are no material agreements or other documents or instruments settling any Legal Proceeding.

4.13     Merger Shares. The shares of Strata Common Stock to be issued by virtue of the Merger will, on the Closing Date, have been duly authorized and, when issued upon the conversion of shares of Company Common Stock into Strata Common Stock by virtue of the Merger, will be validly issued, fully paid and nonassessable, and not subject to any Liens or any other rights or interests of third parties created by, under or through Strata or any restrictions of any kind except for those imposed by this Agreement or by applicable federal and state securities laws.

4.14     Business of the Company and Merger Sub. Strata is presently conducting no business. Merger Sub is a newly formed corporation and does not have, nor has it ever had) more than nominal assets nor has it conducted any operations. Merger Sub is not and has never been a party to any material agreements and has not conducted any activities other than in connection with the organization of Merger Sub, the issuance of Merger Sub Common Stock, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has not incurred or assumed any expenses or liabilities prior to the Closing.

4.15      Contracts. Strata is a party to no Material Contract and to no contract with its officers and directors, whether written or oral.

4.16      Insurance. The Company is not a party to or an insured under any policy of insurance.

4.17      Legal Compliance; Restrictions on Business Activities. Strata is, and has at all times been, in compliance with all applicable Legal Requirements, except to the extent that failure to comply would not be likely to have a Material Adverse Effect on Strata. Strata has never received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. Strata requires no Permits, certificates and licenses required by any Legal Requirement for the conduct of its business and the ownership of its assets, except as required to maintain its good standing a Delaware corporation.

4.18      Employees. Strata has no employees.

4.19      Employee Benefits.

(a)     Strata does not maintain or contribute to, and has never maintained or contributed to, any Employee Benefit Plan and does not have, and has never had, any ERISA Affiliate.

(b)     Strata is not a party to any Employment Benefit Agreement.

4.20      Disclosure. Neither Strata nor Merger Sub has made any representation, warranty or statement in this Agreement that contains any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made herein and therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 5. CONDITIONS TO CONSUMMATION OF MERGER

5.1     Conditions to Each Party’s Obligations.

The respective obligations of each Party to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions unless any such condition is waived, in writing, by the other Party:

(a)     Each of the Strata and the Company shall be satisfied that the issuance of the shares of Strata Common Stock by virtue of the Merger will be exempt from registration under the Securities Act.

(b)     No temporary restraining order, preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued, nor shall any proceeding have been brought by any Governmental Body, seeking any of the foregoing be pending; nor shall any action have been taken, or any statute, rule, regulation or Order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

(c)     No proceeding in which any Party shall be a debtor, defendant or party seeking an Order for its own relief or reorganization shall have been brought or be pending by or against the such Party under any United States or state bankruptcy or insolvency law.

5.2     Conditions to Obligations of Strata and Merger Sub.

The obligation of each of Strata and Merger Sub to take the actions to be taken by them at the Closing is subject to the satisfaction or written waiver of the following conditions:

(a)     this Agreement and the Merger shall have been approved and adopted by the stockholders of the Company in accordance with the provisions of chapters 78 and 92A of the NRS;

(b)     the Company shall have obtained all of the waivers, Permits, consents, assignments, approvals or other authorizations, and effected all of the registrations, filings and notices required on its part to be obtained in order to consummate the Merger, except for (i) any which if not obtained or effected would not have a Material Adverse Effect on the Company or on the ability of the Parties to consummate the transactions contemplated by this Agreement and (ii) filing of the Articles of Merger with the Secretary of State of the State of Nevada;

(c)     the representations and warranties of the Company set forth in Article 3 shall be true and correct as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct as of such date;

(d)     the Company shall have performed or complied with, in all material respects, its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(e)     Strata and Merger Sub shall have received from the Secretary of the Company a certificate (i) certifying the Company’s Articles of incorporation, as amended, (ii) certifying the Company’s By-laws, as amended, (iii) certifying the resolutions of the Board of Directors of the Company adopting and approving this Agreement and the Merger, (vi) certifying that this Agreement and the Merger were approved by the stockholders of the Company in accordance with the provisions of chapters 78 and 92A of the NRS, and (v) attesting to the incumbency of the officers of the Company;

(f)     Strata and Merger Sub shall have received from the President of the Company a certificate certifying that (i) the Company has satisfied and complied with all of the obligations under this Agreement and satisfied all of the conditions precedent which are required to be complied with or satisfied by it prior to the Closing Date and (ii) all of the Company’s representations and warranties set forth in this Agreement are true and accurate as of the Closing Date;

(g)     all actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Strata and Merger Sub; and

(h)     The Acknowledgment and Consent of Issuer which is Exhibit A to the Pledge Agreement specified in Section 5.3(k) shall have been executed and delivered by Merger Sub to Strata.

5.3     Conditions to Obligations of the Company.

The obligation of the Company to take the actions to be taken by it at the Closing is subject to the satisfaction of the following additional conditions, unless any such condition is waived, in writing, by the Company:

(a)     this Agreement and the Merger shall have been adopted and approved by Strata, the sole stockholder of Merger Sub, in accordance with the DGCL and by Merger Sub in accordance with the provisions of chapters 78 and 92A of the NRS;

(b)     Strata and Merger Sub shall have obtained all of the waivers, Permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices (including, but not limited to any filings that are required pursuant to applicable federal and state securities laws) required on its part to be obtained in order to consummate the Merger, except for any which if not obtained or effected would not have a Material Adverse Effect on Strata and Merger Sub or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)     each of Strata and Merger Sub shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(d)     the representations and warranties of Strata and Merger Sub set forth in Article 4 shall be true and correct as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct as of such date;

(e)     the Company shall have received from the Secretary of Strata a certificate (i) certifying the Certificate of Incorporation of Strata, as amended; (ii) certifying the By-laws of Strata, as amended; (iii) certifying the resolutions of the Board of Directors of Strata adopting and approving this Agreement and the Merger and authorizing the issuance of the shares of Strata Common Stock to be issued by virtue of the Merger; (iv) certifying that this Agreement and the Merger were approved by the stockholders of Strata in accordance with the provisions of the DGCL; and (v) attesting to the incumbency of the officers of Strata;

(f)     the Company shall have received from the Secretary of Merger Sub a certificate (i) certifying the Articles of Incorporation of Merger Sub, as amended, (ii) certifying the By-laws of Merger Sub, as amended, (iii) certifying the resolutions of the Board of Directors of Merger Sub adopting and approving this Agreement and the Merger, (iv) certifying that this Agreement and the Merger were approved by the stockholder of Merger Sub in accordance with the provisions of chapters 78 and 92A of the NRS, and (v) attesting to the incumbency of the officers of Merger Sub;

(g)     the Company shall have received from the President of Strata a certificate certifying (i) Strata has satisfied and complied with all of the obligations under this Agreement and satisfied all of the conditions precedent which are required to be complied with or satisfied by it prior to the Closing Date; and (ii) all of Strata’s representations and warranties set forth in this Agreement are true and accurate as of the Closing Date;

(h)     the Company shall have received from the President of Merger Sub a certificate certifying (i) Merger Sub has satisfied and complied with all of the obligations under this Agreement and satisfied all of the conditions precedent which are required to be complied with or satisfied by it prior to the Closing Date; and (ii) all of Merger Sub’s representations and warranties set forth in this Agreement are true and accurate as of the Closing Date;

(i)     Strata shall have delivered all other documents required to be delivered to the Company on or before the Closing Date;

(j)     Oscar Brito shall be the sole director of Strata on the Closing Date;

(k)     The holder of the Strata Preferred Stock and the holder of the indebtedness of Strata described as “Loans Payable, Officer” in the Strata Financial Statements shall have agreed to surrender the Strata Preferred Stock and to extinguish all such indebtedness of Strata and any other indebtedness of Strata to him as would be recorded as “Loans Payable, Officer” or “Related Party Payable” in the financial statements of Strata prepared as of the date hereof in accordance with GAAP and Strata’s past practice in exchange for the Strata’s issuance to him of a Promissory Note in the principal amount of $260,000.00, secured by a Pledge Agreement, each in the form heretofore approved by the Company and (ii) said Promissory Note and Pledge Agreement shall have been executed and delivered;

(l)     Charette Corporation, Inc. shall have surrendered 33,334 shares of Strata Common Stock to the Company on or before the Closing Date;

(m)     all actions to be taken by the Strata and the Merger Sub in connection with the consummation of the transactions contemplated hereby, and all certificates, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company; and

(n)     Strata shall have completed the closing of a private offering of 335,200,000 shares of Strata Common Stock in which it will have raised $40,000.00 (the “Private Placement”).

ARTICLE 6. OTHER AGREEMENTS AND COVENANTS

6.1     Access Prior to Closing. Each of the Parties will permit the other Parties and their respective agents reasonable access to its files, books, records and offices, including, without limitation, any and all information relating to their respective taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition and will cause their respective accountants to cooperate with the other Parties and their respective agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to their respective financial statements.

6.2     Best Efforts and Further Assurances. Each of the Parties shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each Party hereto, at the reasonable request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

6.3     Application of Proceed of Private Placement. At the Closing, Strata shall apply the proceeds of the Private Placement described in Section 5.3(n) to the principal of the Promissory Note described in Section 5.3(n).

ARTICLE 7. TERMINATION

7.1     Termination. This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

(a)     The mutual agreement of the Parties;

(b)     Strata, if there has been a material breach by the Company of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company that is not cured, to the reasonable satisfaction of Strata, within 10 business days after notice of such breach is given by Strata (except that no cure period will be provided for a breach by the Company that by its nature cannot be cured);

(c)     The Company, if there has been a material breach by Strata of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Strata that is not cured, to the reasonable satisfaction of the Company, within ten business days after notice of such breach is given by the Company (except that no cure period will be provided for a breach by Strata that by its nature cannot be cured);

(d)     Strata or the Company, if the Closing has not been occurred prior to August 31, 2012, unless the Parties agree to extend such date in writing; or

(e)     Strata or the Company, if any injunction or other order of a governmental entity of competent authority prevents the consummation of the Transaction contemplated by this Agreement.

7.2     Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1 hereto, this Agreement will be of no further force or effect, and no Party shall be liable to any other Party; provided, however, that no termination of this Agreement will relieve any Party of liability for any breach of this Agreement as the result of its wrongful refusal or failure to perform any of its obligations.

ARTICLE 8. SURVIVAL

Except for the representation and warranty of Strata set forth in the last sentence of Section 4.6, none of the representations and warranties of any Party shall survive the Closing. All covenants of the Parties contained expressly or by their nature to be performed after the Closing shall survive the Closing and shall remain operative for such periods of time as necessary for the applicable Party to fulfill such covenant, unless otherwise agreed in writing by the other Parties.

ARTICLE 9. MISCELLANEOUS

9.1      No Third Party Beneficiaries. Except as may otherwise be specifically provided in this Agreement, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

9.2     Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

9.3     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, legal representatives and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

9.4     Public Announcement. Promptly after the Closing, Strata and the Surviving Corporation will issue a press release announcing the Merger. Thereafter, Strata and the Surviving Corporation may issue such press releases, and make such other disclosures regarding the Merger, as each determines are required under applicable securities laws or regulatory rules.

9.5     Confidentiality. Strata and the Company each recognize that they have received confidential information concerning the other during the course of the negotiation of this Agreement. Accordingly, Strata and the Company each agrees (a) to use its respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this Section 9.5 will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party, or (iv) is required to be disclosed by law.

9.6     Counterparts, Facsimile Signatures. This Agreement and any documents to be delivered at the Closing may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The delivery of this Agreement and of such documents by facsimile transmission or by email transmission in portable digital format (so-called “PDF” format), or any other format that permits the legible printing of the document so transmitted, shall constitute effective delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement for all purposes. The signature of a Person or of an individual who signed on behalf of such Person that is reproduced in or on any document so transmitted shall be deemed to be the original signature of such Person or individual for all purposes, including, without limitation, evidentiary purposes.

9.7     Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.8     Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day; (iii) 3 Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) 1 Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 9.8):

If to the Company:	If to Strata or Merger Sub:

Urban Spaces, Inc.	Strata Capital Corporation
888 Brickell Key Dr., Unit 1102	11415 NW 123d Lane
Miami, FL 33131	Reddick, FL 32686

9.9      Governing Law; Jurisdiction; Arbitration. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof. Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any instruments contemplated hereby brought against a Party or its respective Affiliates, directors, officers, stockholders, employees or agents) shall be submitted to binding arbitration with the American Arbitration Association in Marion County, Florida. This is an exclusive jurisdiction provision and material provision to this contract. The prevailing Party shall be entitled to recover from the other Party or Parties all reasonable attorneys’ fees, expert witness fees and expenses incurred by the prevailing party in connection therewith.

9.10     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

9.11     Expenses. Each Party shall be responsible for its own costs and expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, printers, accountants, etc., except that fees and expenses arising under the Registration Rights Agreement shall be allocated as set forth therein.

9.12     Construction. Each of the Parties has been represented by counsel during the negotiation, preparation and execution of this Agreement and the other agreements and instruments to be executed and delivered pursuant hereto and therefore, each Party waives the application of any law, regulation, holding, doctrine or rule of construction providing that ambiguities in an agreement or other document will be construed for or against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

STRATA CAPITAL CORPORATION	STRATA ACQUISITION, INC.

By: /s/ Richard S. Astrom	By: /s/ Richard S. Astrom
Richard S. Astrom	Richard S. Astrom
President	President

URBAN SPACES, INC.

By: /s/ Oscar Brito
Oscar Brito
President